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                                                                   EXHIBIT 10(w)

                                             As of December 31, 1997


Mr. Richard J. Almeida
1448 North Lake Shore Drive
Unit 12-1/2 B
Chicago, Illinois 60610

Dear Dick:

     The following is a Letter Agreement detailing the terms and conditions of your employment as Chief Executive Officer and Chairman of the Board of Heller Financial, Inc. after December 31, 1997, the expiration of the term of your employment as Chief Executive Officer of Heller International Corporation ("HIC") pursuant to the letter agreement between you and HIC dated February 1, 1996.


                                LETTER AGREEMENT
                                ----------------

Heller Financial, Inc. (hereinafter sometimes referred to as the "Company" or "Heller") agrees to employ you as Chairman of its Board of Directors and its Chief Executive Officer effective as of January 1, 1998, and you agree to accept such employment under the terms and conditions provided in this Letter Agreement. In this capacity, you shall have the usual powers and duties vested in the office of the Chairman of the Board of Directors and Chief Executive Officer of a corporation of the size, stature, and nature of the Company. Consistent with and subject to the ultimate authority which reposes in the Board of Directors of the Company, you will have full authority over and the responsibility for overall policy making and for the day-to-day operations of the Company. In addition to the foregoing authorities and responsibilities, you also may be given additional authority and/or responsibility as deemed appropriate by the Board of Directors of the Company.

The terms and conditions of your employment are specified below:

1. Subject to the provisions of Paragraph 7 the term of your employment hereunder (the "Employment Term") shall commence on January 1, 1998 and terminate on December 31, 1999 provided that unless either you or the Company shall, on or before June 30, 1999, have given the other written notice to the contrary your employment hereunder shall be automatically extended to December 31, 2000. Your base salary for the period from January 1, 1998 through December 31, 1998 shall be $750,000. Your salary for periods subsequent to December 31, 1998 shall be reviewed annually and may be increased by the Company but, except as provided in Paragraph 7 of this Letter Agreement, your salary will not be reduced below the level stated in this Paragraph during the Employment Term.

2. Except as may otherwise be approved in advance by the Chairman of the Executive Committee of the Company (the "CEC") and except for services as an Outside Director approved in advance by the CEC, during the Employment Term you will devote your full
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     business time, attention and best efforts to the performance of your duties under this Letter Agreement.

3. Assuming continued employment, you will be a participant in the Company's Annual Incentive Plan (referred to herein as the "Annual Incentive Plan") or whatever other incentive plan is established in place of the Annual Incentive Plan for the calendar years 1998 and 1999 at a target bonus of 60% of salary, and your Annual Incentive Plan bonus from the Annual Incentive Plan or its successor plan will be no less than $200,000 per year regardless of the achievement of objectives. In calculating your bonus under the Annual Incentive Plan unless otherwise agreed by you and the Company prior to March 4 of any plan year the financial measurements as determined annually for the Annual Incentive Plan as such measurements are specified in an annual Side Letter Agreement and applicable to all participants in the Annual Incentive Plan (which for the 1997 plan year were, Net Income, Return on Assets, and the Ratio of Non-Earning Assets, weighted 50%, 10% and 20%, respectively) and two non-financial measurements, "strategic advancement" and "contribution to Fuji Group" each as determined by the CEC and each with a 10% weight will be used. The specific target numbers for the three financial measurements will be the corresponding numbers established in the Company's budgets for the Annual Incentive Plan for such years as approved by the Company's Board of Directors.

4. You have been granted participations in the HFI Long Term Incentive Plan (the "Long Term Incentive Plan") for the 1996-1998 and 1997-1999 periods under such Plan (each a "Plan Period") of 4,060 and 4,375 shares, respectively. Any participations in the Long Term Incentive Plan (or any successor plan) for the 1998-2000 or subsequent periods will be granted separately but shall not be at levels such that the projected value of the benefit thereunder (assuming the targeted performance levels are met) is less than the projected benefits (on the same assumption) for prior cycles under the Long Term Incentive Plan (or any successor plan).

          The value of each of such shares shall be paid to you or your estate if you are employed by HFI as of the end of each Plan Period in cash as promptly as practicable after the determination of HFI's return on equity for the years ending December 31, 1998 and December 31, 1999, respectively, and shall be determined as provided in a separate letter agreement between you and HFI.

     Notwithstanding anything to the contrary herein or in the terms of the Long Term Incentive Plan

     (a) You are guaranteed, subject to the terms of (b) and (c) below, a payment (without duplication) for each year included in each Plan Period of no less than $150,000.

     (b) In the event your employment by the Company terminates prior to December 31, 1999 because of your death, a resignation by you under the circumstances contemplated by clause 2 of subparagraph (b) of Paragraph 7, termination by the Company without "cause" as defined in subparagraph (c) of Paragraph 7 or permanent disability, payments will be made as promptly as practicable following the determination of the Company's return on equity for the year in which (or as of the end of which) such termination has occurred applying the criteria and mechanics specified in the separate letter agreement referred to above to the portion of the relevant Plan Period elapsed through the date of such termination.
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     (c)  If your employment is terminated by the Company for "cause" as defined in subparagraph (c) of Paragraph 7 or if you terminate your employment with the Company for any reason other than under the circumstances contemplated by clause 2 of subparagraph (b) of such Paragraph 7 you will be deemed to have forfeited any rights to receive any compensation under the Long Term Incentive Plan (other than amounts due but not yet paid).

5. You will continue so long as you are employed by the Company to be eligible for the executive perquisites outlined in the Company's policies as in effect as of the date hereof. Your annual allowance for financial counseling, tax and financial legal assistance will be $10,000. In addition, on a one-time basis, your expenses associated with the legal review of this Letter Agreement will be paid up to $5,000. Costs including, but not limited to, normal monthly dues and special assessments relating to your membership in a suitable country club or tennis club of your choosing will be borne by the Company.

6. You will continue to be covered under all Heller health, welfare, and pension programs including the "excess IRS" supplemental coverage to which you are now entitled. You will continue to receive credit for vesting purposes under the Company's Retirement Plan for your years of service with Citicorp. You will also receive a supplemental pension under the "Supplemental Executive Retirement Plan" which, together with the benefits you are entitled to receive under the Company's retirement plan, provides you with a benefit equivalent to the amount you would have received under the Company's retirement plan without regard to the annual retirement benefit limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code, as amended from time to time.

7. (a) Your employment will terminate hereunder in the event of your death or "permanent disability" (as defined below) during the Employment Term. In the event of such termination, the Company shall pay to you or your legal representatives (as applicable) all amounts and benefits which have accrued through the date of such termination but which have not been paid out (other than payments under the Long Term Incentive
          Plan), including, but not limited to, amounts accrued as of the date of such termination under the Annual Incentive Plan. In the event of a termination of your employment pursuant to this subparagraph (a) in the midst of a plan year, payments will be based upon performance for the entire year, prorated based upon days to the date of termination (but in no event less than a similarly prorated portion of your minimum guarantee). Such amounts shall be paid in a lump sum to you or to your estate or beneficiary (as applicable) within 45 days of the end of the year of such termination. For purposes of this Letter Agreement "permanent disability" shall mean a "total disability" (as such term is defined in the Company's Long-Term Disability Plan) which total disability shall exist for any continuous period of 180 days. Termination of your employment hereunder pursuant to this subparagraph
          (a) shall be deemed to occur on the date of your death or on a date specified by the Company in a written notice to you stating that the Company has determined (pursuant to the terms of the Company's Long-Term Disability Plan) that you have become permanently disabled.

     (b) Your employment may be terminated at any time by either you or the Company, upon a date specified in a written notice of such termination given to the other. If (1) your employment is terminated by the Company at its election for any reason other than for "cause", as defined in subparagraph (c) below, or (2) your employment is terminated by you at your election either (A) because there has been a significant diminution of your assigned duties and responsibilities including,
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          without limitation, any removal of your titles as either Chairman of the Board or Chief Executive Officer or any material diminution of the powers associated with either of such positions or (B) within 180 days after any date upon which The Fuji Bank Limited and its subsidiaries shall cease to own at least fifty percent voting control of the Company provided that in the case of a termination by you pursuant to subclause (A) of this clause (2) you have delivered written notice to the Company specifying the diminution in your assigned duties which you believe justifies such termination and the Company shall have failed to reverse the same or to take all reasonable steps to that end within 30 days of its receipt of such notice, then the Company will pay you severance benefits consisting of all of the following:

          (i) Amounts equal to your salary in effect at the time of your termination through the date twenty-four months from the date of such termination at the same times and in the same manner as your salary was paid during your employment (including the right to defer such amounts under any deferred compensation program covering you) or, at your election in a single lump sum.

          (ii) For the year in which your employment is terminated, you will receive an Annual Incentive Plan bonus at the applicable target bonus level for the full year in which such termination occurs. Such bonus shall be paid in a lump sum within 45 days of the end of the year of such termination. If termination occurs on or prior to December 31 of any year, you will not be eligible for an Annual Incentive Plan bonus for any subsequent year.

          (iii) You will continue to be covered for all allowable health and welfare benefits through the date twenty-four months from the date of such termination and you will receive a lump sum payment equivalent to the present value (as reasonably determined by the Company) of the additional benefit which you would have accrued under the Company's retirement plans had you continued to receive benefits thereunder from the date of termination through the last day of the benefit continuation period described in this clause (iii).

     (c) For purposes of this Letter Agreement, termination of your employment by the Company shall be deemed to have been for "cause" only

          (i) if such termination shall have been the result of fraud or criminal conduct on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

          (ii) if there has been a material and willful breach on your part of your responsibilities or a willful failure to comply with reasonable directives or policies of the Company's Board of Directors; but, in each case, only if you shall have received written notice from the Company specifying the breach or failure to comply complained of, demanding that you remedy such breach or failure to comply and affording you an opportunity to be heard in connection therewith, and you either shall have failed to remedy such alleged breach or failed to comply within 30 days from your receipt of such written notice or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter.
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     (d)  (1) If your employment is terminated "for cause" as defined in subparagraph (c) above, you will immediately be deemed to have forfeited the right to receive any payment or benefits not paid prior to the date of such termination (other than accrued and unpaid salary and any prior year's Annual Incentive Plan bonus earned but not yet paid) and coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans and all perquisites shall cease immediately.

          (2) If you terminate your employment hereunder for any reason other than under the circumstances specified in clause 2 of subparagraph
          (b), (A) you will immediately be deemed to have forfeited: (i) the right to receive any payment under (x) the Annual Incentive Plan (other than amounts accrued but not yet paid) and (y) any long term incentive plan in which you participate at the time (other than any amounts due in accordance with the terms of such plan but not yet paid), in each case as in effect at the date of any such termination; and (ii) salary under Paragraph 1 above and perquisites under Paragraph 5 above for any periods subsequent to the date of such termination; and (B) coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans shall cease immediately.

     (e) Notwithstanding any other term of this Agreement to the contrary, upon termination of your employment for any reason, (a) you shall in all events receive, when such amounts would otherwise be then due and owning, (i) all amounts accrued under the Executive Deferral Compensation Plan, (ii) all statutory rights to receive or purchase welfare benefits, (iii) reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the date of such termination, (iv) accrued vacation pay, (v) earned pension benefits in accordance with the applicable terms of the governing plans, and (vi) all vested monies in 401(k) or other defined contribution plans in accordance with the applicable terms of the governing plans; and (b) to the extent applicable law or the general terms of any defined contribution or benefit plan prohibits the provision of any benefit, the Company's obligation to provide such benefit shall cease.

     (f) In the event of a termination of your employment for any reason payments to you or your estate under the Long Term Incentive Plan will be determined and made in accordance with the provisions of Paragraph 4.

8. With respect to any dispute or controversy arising under or in connection with this Letter Agreement, the parties agree that any such dispute shall be submitted to and determined by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding.

9. Except as specifically provided in Paragraphs 3 and 4 above, the terms of any of Heller's benefit plans and incentive plans referred to in this Letter Agreement may be changed by the Board of Directors or any of its committees and such changes shall not be deemed to be a breach of this Letter Agreement, except that (i) no such change shall adversely affect any benefit accrued by you at or prior to the date of such change and (ii) no such change shall reduce your health, welfare or pension benefits, unless such changes are applicable to all the Company's employees.
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10.  The validity, interpretation, construction and performance of this Letter
     Agreement shall be governed by the laws of the State of Illinois.

     If you are in accord with the foregoing, please so indicate by countersigning and returning the enclosed copy of this letter.

                                       Very truly yours,

                                       HELLER FINANCIAL, INC.



                                       By:  /s/ A. Takano
                                            --------------------------
                                                Atsushi Takano


Agreed:


/s/ R. J. Almeida
---------------------------
Richard J. Almeida